Exhibit 5.1
June 10, 2011
GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, TX 77042
Gentlemen:
     We have acted as counsel for GulfMark Offshore, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) to be offered in connection with GulfMark Offshore, Inc. Deferred Compensation Plan (the “Plan”).
     In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Bylaws of the Company, as amended, the Plan, records of relevant corporate proceedings and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have also reviewed the Company’s registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the Deferred Compensation Obligations (the “Registration Statement”).
     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
     Based solely on the foregoing, we are of the opinion that the unissued Deferred Compensation Obligations being registered pursuant to the Registration Statement, have been duly authorized by the Company, and, upon being issued under and in conformity with the Plan, the Registration Statement and the related prospectus, will be valid, binding and legal obligations of the Corporation enforceable in accordance with the terms of the Plan, except as enforcement thereof may be limited in bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered a proceeding at law or in equity).
     The opinions set forth above are limited exclusively to the Constitution of the State of Delaware, the Delaware General Corporation Law, and reported judicial decisions interpreting such laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.
Very truly yours,
/s/ Strasburger & Price, L.L.P.
STRASBURGER & PRICE, L.L.P.